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                                                                    Exhibit 9(d)

                                AMENDMENT NO. 2

                     TRANSFER AGENCY AND SERVICE AGREEMENT


     The Transfer Agency and Service Agreement (the "Agreement"), dated September 16, 1994, as amended July 1, 1995, by and between Short-Term Investments Co., a Maryland corporation and A I M Institutional Fund Services, Inc., a Delaware corporation, is hereby amended as follows (terms used herein but not otherwise defined herein have the meaning ascribed them in the Agreement):

1) Section 2.01 of the Agreement is hereby deleted in its entirety and replaced with the following: "For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annual fee in the amount of .009% of average daily net assets, payable monthly. Such fee may be changed from time to time subject to mutual written agreements between the Fund and the Transfer Agent."

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.


Dated: July 1, 1996

                                         SHORT-TERM INVESTMENTS CO.


Attest: /s/ DAVID L. KITE                By: /s/ ROBERT H. GRAHAM
       -------------------------            -------------------------
       Assistant Secretary                  Robert H. Graham
                                            President

(SEAL)


                                         A I M INSTITUTIONAL FUND SERVICES, INC.


Attest: /s/ DAVID L. KITE                By: /s/ J. ABBOTT SPRAGUE
        -------------------------           -------------------------
        Assistant Secretary                 J. Abbott Sprague
                                            President

(SEAL)